Exhibit 2.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”) is made as of September 27, 2006, by and between ClientLogic Operating Corporation, a Delaware corporation (“Seller”) and Innotrac Corporation, a Georgia corporation (“Buyer”).

WHEREAS, Seller and Buyer have executed and delivered that certain Asset Purchase Agreement dated as of September 5, 2006 (the “Agreement”); and

WHEREAS, Seller and Buyer desire to amend the Agreement as contemplated in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Article IV - Conditions Precedent to Closing; Section 4.01(c) - Mutual Conditions is hereby amended in its entirety to read as follows:

The Closing shall have occurred on or before October 31, 2006, unless otherwise mutually agreed to by the parties.

2.    Article XI - Termination; Section 11.01(c) - Termination of Agreement is hereby amended in its entirety to read as follows:

By either party if the Closing has not occurred on or before October 31, 2006;

3.    Except as otherwise provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized signatories as of the date first set forth above.

INNOTRAC CORPORATION		CLIENTLOGIC OPERATING CORPORATION

By	/s/ Scott D. Dorfman	By	/s/ Thomas O. Harbison

Name:	Scott D. Dorfman	Name:	Thomas O. Harbison
Title:	President and Chief Executive Officer	Title:	Vice Chairman